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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         INVESTOR RELATIONS CONTACT                  MEDIA CONTACT
         --------------------------                  -------------
         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com

           ACS ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE AFSA DATA CORPORATION, EXPANDS BPO CAPABILITIES; RAISES FY03 ESTIMATES

DALLAS, TEXAS: May 16, 2002 - ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today the signing of a definitive agreement to acquire AFSA Data Corporation, a wholly owned subsidiary of FleetBoston Financial Corporation, a diversified financial services company and the nation's seventh largest bank. The transaction is expected to close in June 2002. A conference call will be held Friday, May 17, 2002, at 9 a.m. CDT to discuss the acquisition of AFSA. To participate in the call, the phone numbers are 1-877-564-0884 (domestic) or 1-773-756-4801 (international). The passcode is ACS. The presentation may be obtained from the Internet at www.acs-inc.com. A post view of the conference call will be available from 12 p.m. CDT on Friday, May 17, until 6 p.m. CDT on Friday, May
24. To listen to the post view, call 1-888-566-0441 (domestic) or 1-402-998-0613 (international). Use the same passcode.

Headquartered in Long Beach, California, with more than 3,500 employees nationwide, AFSA is the nation's largest and most experienced education services company, servicing a student loan portfolio of 8.1 million borrowers with outstanding loans of approximately $85 billion. Additionally, AFSA is a leading business process outsourcer for federal, state, and local governments for a variety of health and human services programs, including Medicare, Medicaid, children's health insurance programs (CHIP), and welfare-to-workforce services.

"The acquisition of AFSA furthers our objective of becoming the premier provider of business process outsourcing services," said Jeff Rich, President and Chief Executive Officer of ACS. "AFSA delivers a full range of BPO services to important vertical markets including student loan servicing, state healthcare programs, and local


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government welfare-to-workforce programs. Since 1993, AFSA has been an important partner to ACS as the principal subcontractor on our direct student loan servicing contract with the Department of Education. This transaction will also enhance ACS' presence in the state healthcare market with Medicaid enrollment broker services, and will double ACS' business in child health insurance programs. In addition, AFSA's existing welfare-to-workforce services will expand ACS' presence in the northeastern United States. We have great respect for the AFSA management team and look forward to continued success."

"For more than 30 years, AFSA has delivered innovative solutions to thousands of colleges and universities, and millions of students, throughout the country," said Chad Gifford, President and Chief Executive Officer of FleetBoston Financial. "We're very pleased that ACS expressed its interest in the acquisition following our strategic announcement last month that we will be focusing on our core businesses - personal financial services and wholesale banking. As the leading servicer of student loans for the Department of Education, ACS was a natural fit. ACS' position as the number one business process outsourcer to state and local governments made them the clear choice to own this business going forward."

The transaction, which is valued at $410 million, plus related transaction costs, is expected to be funded initially through a combination of a new $375-million term credit facility from Goldman, Sachs & Co. and Wells Fargo (the "Interim Facility"), borrowing on the Company's existing revolving credit facility (the "Credit Facility"), and existing cash on hand. Following closing of the acquisition, ACS intends to refinance the Interim Facility. The acquisition is expected to close in June 2002 following receipt of Hart-Scott-Rodino approval. Goldman, Sachs & Co. served as financial advisor to ACS on this transaction.

AFSA reported revenues of approximately $265 million for the year ending December 31, 2001. Approximately 40 percent of these revenues were related to services performed as a subcontractor to ACS under the U.S. Department of Education Direct Loan Servicing System (DLSS) contract. Approximately 30 percent of 2001 revenues were derived from third-party student loan processing and related services, and the remaining revenues were evenly divided between state healthcare services and welfare-to-workforce services.

The AFSA acquisition is expected to be accretive to fiscal year 2003 earnings on a fully diluted basis by approximately $.07 per share. Therefore, ACS has increased its earnings guidance for fiscal year 2003 from $2.11 per share to $2.18 per share.

ACS, a Fortune 1000 company with more than 35,000 people in 35 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.


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The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.